RIVERSIDE GROUP, INC.
                              7800 BELFORT PARKWAY
                             JACKSONVILLE, FL 32256


                              INFORMATION STATEMENT

                                                                  April 30, 2002

To Our Shareholders:

This information statement is circulated to advise the stockholders of an action to be taken without a meeting upon the written consent of the holders of a majority of the outstanding shares of common stock of the Company.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY.

The matters upon which action is to be taken are:

(1) The election of Directors.

(2) The appointment of Deloitte & Touche LLP as independent auditors for the Company.

The effective date of the action is June 30, 2002. This information statement is being sent on or about May 30, 2002, to shareholders of record on April 30, 2002.


                                                         Sincerely,




                                                         J. Steven Wilson
                                                         Chairman, President and
                                                         Chief Executive Officer



------------------------------------------------------------------------------------------------------------------------------------

                                TABLE OF CONTENTS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                           Page Number

General Information                                                                              3

Securities Outstanding and Voting                                                                3

Principal Security Holders and Security
   Ownership of Management                                                                       4

Election of Directors                                                                            5

Board of Directors' Meetings and Compensation                                                    6

Management                                                                                       7

Report of the Compensation Committee on Executive Compensation                                   7

Compensation Committee Interlocks and Insider Participation                                      8

Executive Compensation                                                                           8

Incentive Plans                                                                                  10

Certain Relationships and Related Transactions                                                   13

Section 16 (a) Beneficial Ownership Reporting  Compliance                                        14

Comparison of Five-Year Cumulative Total Return                                                  14

Report of the Audit Committee                                                                    15

Independent Public Accountants                                                                   16

Other Matters                                                                                    16

Shareholder Proposals                                                                            16

Form 10-K                                                                                        17

Expenses of Information Statement                                                                17

Exhibit A                                                                                        18

                              RIVERSIDE GROUP, INC.
                              --------------------

                              INFORMATION STATEMENT
                             ----------------------

                               GENERAL INFORMATION



     This information statement is circulated to advise the stockholders of Riverside Group, Inc. ("Riverside" or the "Company") of an action to be taken without a meeting upon the written consent of the holders of a majority of the outstanding shares of common stock of the Company. This Information Statement is being is being sent to shareholders on or about May 30, 2002.

     We are not asking you for a proxy and you are requested not to send us a proxy. The date at which such action is to be taken on the matters to be acted upon by written consent is June 30, 2002.

     The Company is utilizing the Written Consent in order to reduce the expenses and demands on executive time necessitated by the holding of a meeting of shareholders. The only matters to be acted upon are the election of directors and the appointment of the Company's independent auditors. The Company's major shareholder, J. Steven Wilson, the beneficial owner of approximately 57% of the Company's common stock, has indicated that he will vote in favor of the Board of Directors' nominees for election and for the appointment of the Company's independent auditors. The Company has received an executed Written Consent from
J. Steven Wilson, which will be effective on June 30, 2002. A copy of the Written Consent is attached hereto as Exhibit A.

                  SECURITIES OUTSTANDING AND VOTING

     The class of securities entitled to vote on the matters acted upon is the Company's common stock, par value $.10 ("Riverside Common Stock"), of which the total amount presently outstanding is 4,767,123 shares, each share being entitled to one vote. The record date for determination of the security holders entitled to give consent is April 30, 2002. The consent of the holders of a majority of the shares entitled to vote upon the matter is required for approval of the proposed matters.

                           PRINCIPAL SECURITY HOLDERS
                      AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table contains information as of March 31, 2002, concerning beneficial ownership of Riverside Common stock by persons known by the Company to own beneficially more than five percent of Riverside Common Stock, and by (i) the Company's directors, (ii) the executive officers of the Company named in the Summary Compensation Table on page 8 hereof and (iii) all executive officers and directors of the Company as a group.

     The following table also contains information as of March 31, 2002 concerning beneficial ownership by such persons of the common stock of Wickes Inc. ("Wickes") and Buildscape, Inc. ("Buildscape") subsidiaries.

                                             Riverside                              Wickes                        Buildscape
                                      -------------------------------   ----------------------------    ----------------------------
                                             Number of                     Number of                     Number of
                                              Shares              %          Shares             %         Shares              %
                                           Beneficially          of        Benefically          of      Beneficially          of
                                             Owned (l)          Class       Owned (1)          Class      (Owned)            Class
                                             _________          _____       _________          _____      _______            _____

    J. Steven Wilson...............             2,725,415 (2)    57.1%       127,000 (3)       1.5%        375,000 (4)       4.8%
    7800 Belfort Parkway
    Jacksonville, FL  32256

    Stone Investments, Inc./
    Imagine Investments, Inc....                  785,173 (5)    16.5%     1,082,000 (5)      13.1%      1,880,933 (5)      24.0%
    8150 North Central Exway
    Dallas, TX  75206

    Harry T. Carneal...........                   785,173 (6)    16.5%     1,082,000 (6)      13.1%      1,880,933 (7)      24.0%
    8150 North Central Exway
    Suite 1901
    Dallas, TX  75206

    Robert T. Shaw..............                  785,173 (7)    16.5%       990,000 (7)      11.9%      1,880,933 (8)      24.0%
    4211 Norbourne Blvd.
    Louisville, KY  40207

    Frederick H. Schultz..........                258,883 (8)     5.4%       325,793 (9)       3.9%                --         --
    118 W. Adams Street                                                             (10)
    Suite 600
    Jacksonville, FL  32202

    Other Directors and
    Named Executive
    Officers:
    Catherine J. Gray.............                 30,671           *            --              --       100,000 (11)       1.2%
    John E. Donnelly.............                  10,000           *            --              --               --         --
    All directors and executive
    officers as a group
    (3 persons)......................           2,766,086        58.2%       127,000  (12)     1.5%       475,000 (13)       5.7%



     *  Less than 1.0%

(1)  Unless otherwise  noted,  the owner has sole voting and dispositive  power.

(2) The amount also includes 2,543,553 shares that Mr. Wilson indirectly owns through his controlling ownership of Wilson Financial Corporation ("Wilson Financial"). The amount shown includes 20,000 shares owned by trust of which Mr. Wilson's children are designated beneficiaries. Substantially all shares directly owned by Wilson Financial are pledged to various lenders. A change of control of the Company could result from a default by Wilson Financial under these pledges.

(3) Includes 127,000 shares presently acquirable pursuant to employee stock options.

(4) Includes 375,000 shares presently acquirable pursuant to employee stock options.

(5) Imagine Investments, Inc. ("Imagine") is a wholly-owned indirect subsidiary of Stone Capital, Inc., a thrift holding company wholly-owned by the James
     M. Fail Living Trust dated December 18, 1996, which is exclusively controlled by James M. Fail. The 1,082,000 shares includes 467,000 shares owned by Stone Investments, Inc., subsidiary of Stone Capital Inc. and parent company of Imagine, and 615,000 shares owned by Imagine.

(6) Includes beneficial ownership by Imagine, of which Mr. Carneal is a director and executive officer. Mr. Carneal is also an executive officer of Imagine's parent corporations.

(7)  Includes beneficial ownership by Imagine, of which Mr. Shaw is President.

(8)  The amount shown includes 42,500 shares owned by Mr. Schultz's spouse.

(9) Includes 12,335 shares subject to director stock options exercisable on March 31, 2002 or which will become exercisable within 60 days thereafter.

(10) Includes 5,027 shares owned for the benefit of Mr. Schultz's grandchild.

(11) Includes 100,000 shares presently acquirable pursuant to stock options.

(12) Includes 127,000 shares presently acquirable pursuant to stock options.

(13) Includes 475,000 shares presently acquirable pursuant to stock options.


                              ELECTION OF DIRECTORS

     The Board of Directors nominated four individuals to be elected to serve for one year and until their successors have been elected and qualified. The Bylaws provide that the Board of Directors shall have the right at any time during the ensuing year to increase the number of directors up to a maximum of ten and to elect directors for any newly created directorships by a majority vote. Each nominee has consented to being named as such in this Information Statement and has agreed to serve if elected. If a nominee should become unavailable, the members of the Board may, in their discretion, vote for a substitute. However, in no event will a written consent be voted for more than four persons. The Board of Directors has no reason to believe that any substitute nominees will be required.

     The four nominees for election are the current directors.

              Name                   Age             Year First Became Director

     J. Steven Wilson.........        58                        1985
     Edward M. Carey..........        85                        1985
     Edward C. Carey..........        59                        2001
     John E. Donnelly.........        63                        2001

     Mr. Wilson has been Chairman, President and Chief Executive Officer and a director of the Company since August 1985. Mr. Wilson has been Chief Executive Officer and a director of Wickes since November 1991, and Chairman of Wickes since August 1993. Mr. Wilson assumed the duties of President of Wickes from July 1996 to May 1997 and resumed this role in July 2001. He is also the President and Chief Executive Officer and a director of Buildscape. Mr. Wilson is also a director of First Industrial Realty Trust, Inc.

     Mr. Edward M. Carey, presently retired, was the Chairman of the Board of Carey Energy Corporation since 1995.

     Mr. Edward C. Carey has been an independent petroleum consultant since September of 1994. Mr. Carey formerly served as Director of St. Vincents Hospital Medical Center and the American Ireland Fund, a charitable foundation. He also formerly was President of the Collas-Graves Foundation and a Trustee of Brooklyn Polytecnic Institutive.

     Mr. Donnelly has been a private attorney and investor since 1994. He currently is Director and Corporate Secretary of The Mallon Fund, a charitable organization. Mr. Donnelly formerly served as Director and Chairman of the Audit Committee for Pacific National Bank and formerly was a director of MDF Technology, Inc., a fiberboard manufacturing company.

     WRITTEN CONSENT BY THE HOLDERS OF A MAJORITY OF THE SHARES HAS BEEN REVIEWED, EFFECTIVE AS OF JUNE 30, 2002, APPROVING ELECTION OF ALL BOARD OF DIRECTOR NOMINEES.


                  BOARD OF DIRECTORS' MEETINGS AND COMPENSATION

     The Board of Directors met three times in 2001. Two of the meetings were conducted via teleconference calls, the third meeting was held in New York after the Company's Annual Meeting. The Board of Directors has an Audit Committee and a Compensation and Benefits Committee (the "Compensation Committee"). All directors attended all of the meetings of the Board of Directors and the committees on which they served.

     The Audit Committee is comprised of Mr. John Donnelly and Mr. Edward C. Carey. The Board of Directors has determined that these members are "independent" as defined by rules of the New York Stock Exchange. The Audit
Committee held four meetings in the last fiscal year. The Audit Committee reviews and approves the selection of and the services performed by the Company's independent accountants, meets with and receives and reviews reports from the Company's financial and accounting staff and independent accountants, and reviews the scope of audit procedures, accounting practices and internal controls.

     The Compensation Committee is comprised of Mr. John Donnelly and Mr. Edward
C. Carey. The Compensation Committee held one meeting during the last fiscal year. The Compensation Committee reviews management compensation standards and practices. Additionally, the Compensation Committee administers the Company's compensation policies and establishes annual financial and performance goals, which will be considered in determining overall compensation.

     Each director receives compensation of $8,000 per year and members of the Audit Committee receive an additional $2,000 per year. During 2001, the Company accrued $31,000 directors' fees and paid $5,000 to the directors who were members of the Audit Committee.

     Eligible directors also participate in the Company's 2001 Stock Option Plan. For information concerning this plan, including stock options granted during 2001, see "Executive Compensation - Incentive Plans - Riverside 2001 Stock Option Plan."

                                   MANAGEMENT

     Set forth below is  information  regarding  the  executive  officers of the
Company:

                                                                  Executive
                                                                   Officer
           Name             Age           Position                  Since

J. Steven Wilson.......      58      Chairman, President and         1985
                                     Chief Executive Officer

Catherine J. Gray.....       50      Senior Vice President,          1996
                                     Chief Financial Officer
                                     and Treasurer

     For information regarding Mr. Wilson, see "Election of Directors".

     Ms. Gray joined the Company as Vice President and Director of Tax in 1988 and was appointed Senior Vice President, Treasurer and Chief Financial Officer in December 1996.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy

     The Compensation Committee believes that the Company must maintain short and long-term executive compensation plans that enable the Company to attract and retain well-qualified executives and that these plans must also provide a direct incentive for the Company's executives to create shareholder value. The Compensation Committee also believes that in certain circumstances incentives tied to the completion of specific tasks may be appropriate.

     In furtherance of this philosophy, the compensation of the Company's executives generally consists of three components: base salary, annual cash incentives and long-term performance-based incentives.

Base Salary

     The base salary component has historically been established based on performance, experience and other factors, within a salary range intended to approximate the ranges of base pay for positions of comparable responsibility in a competitive peer group. In addition, the Company considers salaries paid by Wickes and Buildscape in setting the salary paid by the Company.

Short-term Incentives

     Short-term incentives are provided by a cash bonus opportunity. Executives selected by the Company to be eligible for annual cash incentives are determined at the beginning of each year, again considering those who will be eligible for bonuses from Wickes and Buildscape. Bonuses are based upon subjective factors. Bonuses are dependent on the executive and the Company achieving certain strategic objectives.

Long-Term Incentives

     Long-term incentives are designed to provide additional incentives to achieve long-term corporate objectives and to align management's interest with that of the shareholders by providing opportunities for ownership in the Company.

     Long-term   incentives   for  key  executives   include,   in  addition  to
participation in Wickes' and Buildscape's long-term incentive programs by Mr. Wilson, participation in the Company's stock option program.

Compensation of Chief Executive Officer

     Mr. Wilson, in addition to his duties as Chief Executive Officer of the Company, is President and Chief Executive Officer of Wickes. He is also President and Chief Executive Officer of Buildscape. In 2001, Mr. Wilson's total base salary was paid directly by Buildscape and Wickes. In determining the approved compensation to be paid to Mr. Wilson the Company considers, among others, book value per share, market price per share and total return to shareholders. The Company considers the compensation paid to Mr. Wilson by Wickes and Buildscape in determining the appropriate level of compensation to be paid by it to Mr. Wilson.

     For the year 2001, the Company made option grants to Mr. Wilson for 100,000 shares. No option grants were made to Mr. Wilson by Wickes or Buildscape in 2001.

                                        John E. Donnelly, Chair
                                        Edward C. Carey


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. John Donnelly and Mr. Edward C. Carey were members of the Compensation Committee in 2001. Neither member of the Compensation Committee is a current officer or employee of the Company or any of the Company's subsidiaries. Mr. Edward C. Carey was Vice President of Wixx Energy, a former subsidiary of the Company, from January 1997 to November 1998. None of the Company's executive officers has served on the board of directors or on the compensation committee of any other entity that had an executive officer serving on the Company's Board of Directors or on its Compensation Committee.

     Because Mr. Wilson and Ms. Gray were acting Chief Executive Officer and Chief Financial Officer, respectively, of Buildscape for 2001 and were compensated by that company, the Buildscape Board of Directors reviewed and approved their compensation for 2001.

                             EXECUTIVE COMPENSATION

     The Summary Compensation Table below summarizes the compensation paid, or accrued, with respect to the years indicated to the Company's Chief Executive Officer and to the Chief Financial Officer who was serving as an executive officer of the Company at December 31, 2001.





                                              Summary Compensation Table

                                Annual Compensation                           Long-Term Compensation

                                                                    Other Annual       Awards               All Other
         Name & Principal                   Salary      Bonus       Compensation      Options/            Compensation
             Position             Year       ($)         ($)           ($) (1)        SARs (#)               ($) (2)
             --------             ----       ---         ---           -------        --------               -------


   J. Steven Wilson (3)          2001      707,200     200,000         12,183         100,000    (4)         17,621
   Chairman, President &         2000      707,100     542,000         26,600            --                  16,474
   CEO of the Company;           1999      704,500     728,000         12,300         390,000    (5)         18,822
   Chairman, President & CEO
   of Wickes and Buildscape

   Catherine J. Gray (6)         2001      174,833        --             --            50,000    (7)          6,111
   Senior Vice President,        2000      150,000      30,000           --              --                   5,370
   Chief Financial Officer       1999      150,000      50,000           --           100,000    (8)          4,797
   and Treasurer


(1) In the case of Mr. Wilson, includes fees for serving on the Company's Board of Directors and gross-ups for certain insurance premiums paid by Wickes Inc. Perquisites are not disclosed, as they are less than ten percent of salary and bonus.

(2) Includes matching contributions made by the Company for the accounts of the named persons under the Company's Voluntary Investment Plan, and premiums paid by the Company on behalf of the named persons for group term life insurance and payment of premiums for long-term disability insurance paid by Wickes, Wickes' contributions to the executive's account in the Wickes 401(k) plan, premiums paid by the Company and its subsidiaries for travel life insurance for the executive's benefit. Specifically, the Company Voluntary Investment Plan contributions were: $5,100, $5,100, and $4,800, for Mr. Wilson in 2001, 2000, and 1999, respectively; and $5,100, $5,100, and $4,506, for Ms. Gray in 2001, 2000, and 1999, respectively. Group term life premiums were: $1,921, $774, and $822 for Mr. Wilson in 2001, 2000, and 1999, respectively and $1,011, $270, and $291, for Ms. Gray in 2001, 2000, and 1999, respectively. Wickes' disability insurance premiums for Mr. Wilson were $10,600 for 2001, 2000, and 1999. Travel life insurance premiums for Mr. Wilson were $2,600 for 1999.

(3) Includes salary of $500,000, $499,900, and $497,300, paid by Wickes in 2001, 2000, and 1999, respectively and $207,200 paid by Buildscape in 2001, 2000 and 1999. Includes bonuses of $342,000 and $528,000 paid by Wickes in 2000 and 1999, respectively. Also, includes bonuses of $200,000 accrued but not paid by Buildscape in 2001 and 2000 and a $200,000 bonus paid by Buildscape in 1999.

(4)  Riverside stock options.

(5)  Includes 15,000 options from Wickes and 375,000 options from Buildscape.

(6) Includes salary of $174,833, $150,000, and $150,000 paid by Buildscape in 2001, 2000 and 1999, respectively. Also, includes bonuses of $30,000 and $50,000 for 2000 and 1999, respectively, paid by Buildscape.

(7)  Riverside stock options.

(8)  Buildscape stock options.

                        Option Grants in Last Fiscal Year

     The following table contains information regarding stock option grants by the Company to Mr. Wilson and Ms. Gray and the Board of Directors during 2001. No other option grants were made during 2001 by Buildscape, or Wickes to any named executive officer.


                                                                                           Potential Realizable
                           Number of         % of Total                                  Value at Assumed Annual
                           Securities       Options/SAR's     Exercise                   Rates of Stock Prices
                           Underlying        Granted to       or base                       Appreciation for
                         Options/SAR's       Employee in       price        Expiration           Option Term
Name                        Granted          Fiscal Year      ($/Sh)          Date        5% ($)           10%($)
----                        -------          -----------      ------         -----      -------------------------


J. Steven Wilson:
  Riverside  . . . . .      100,000            57.47%           $0.56       08/01/06     $65,099       $82,157
.. .
Catherine J.Gray:
  Riverside  . . . . .       50,000            28,74%           $0.51       08/01/11     $41,548       $66,174


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

     The following table contains information regarding the values of certain unexercised options to purchase shares of common stock of the Company, Wickes and Buildscape held by the named executive officers at the end of 2001. No options were exercised by these persons in 2001.

                                              Number of Securities Underlying                Value of Unexercised
                                                    Unexercised Options/                    In-the-Money Options/
                                                     SARs at FY-End (#)                       SARs at FY-End ($)
                  Name                           Exercisable/Unexercisable                Exercisable/Unexercisable
                  ----                        ----------------------------                -------------------------
J. Steven Wilson:
   Wickes . . . . . . . . . . . . . . .                   122,000 / 5,000                            0/0

   Buildscape . . . . . . . . . . . . .                   375,000 / 0                                0/0

   Riverside . . . . . . . . . . . . . .                  0 / 100,000                                0/0

Catherine J. Gray:
   Buildscape . . . . . . . . . . . . .                   100,000 / 0                                0/0

   Riverside . . . . . . . . . . . . . .                   0 / 50,000                                0/0


                                 INCENTIVE PLANS

     As previously described, historically the Company has provided long-term incentives primarily through the ESOP and through stock options.

     Riverside ESOP Plan - The Company previously offered an ESOP for the benefit of employees. As the number of employees of the Company lowered over the years, the costs to administer the plan became prohibitive and the Company's Board of Directors, voted in 1999 to terminate the plan. There was no allocation of shares made for 1999, all vested shares were distributed to participants and the plan was terminated. The remaining unallocated shares were sold at market value to officers and employees of the Company. The proceeds were paid to the Company as payment on debt owed by the ESOP.

Riverside 2001 Stock Option Plan - The Company's Board of Directors and stockholders approved the 2001 Stock Option Plan at the 2001 Annual Meeting. The 2001 Option Plan replaced the Company's 1985 Incentive Stock Option Plan, the term of which expired in 1995, and the Non-Qualified Stock Option Plan. No further option grants shall be made under the 1985 Non-Qualified Stock Option Plan and in 2001, all outstanding options under the 1985 Non-Qualified Option Plan were cancelled.

Under the Company's 2001 Stock Option Plan, directors, officers and employees of Riverside and its subsidiaries can be granted stock options. A total of 480,000 shares of Riverside's Common Stock are reserved under the 2001 Stock Option Plan.

In August of 2001, the Board of Directors granted under the 2001 Stock Option Plan, Mr. Wilson, options for 100,000 shares of Riverside Common Stock, with an exercise price of $.56 per share and Ms. Gray, options for 50,000 shares of Riverside Common Stock, with an exercise price of $.51 per share. In addition, the Company's Board of Directors, (excluding Mr. Wilson) were each granted options for 40,000 shares of Riverside Common Stock, with an exercise price of $.51 per share.

Buildscape Stock Option Plan - Buildscape's option plan provides for the grant of incentive stock options to employees and nonstatutory stock options to employees, non-employee board members and consultants. The plan reserves up to twenty percent of the common shares of Buildscape for grants.

In 1993, Mr. Wilson and Ms. Gray were granted options for 375,000 and 100,000, respectively, for shares of Buildscape Common Stock, with an exercise price of $1.00 per share.

Wickes Incentive Plan - Under the Wickes 1993 Amended and Restated Director Incentive Plan (the " Wickes Director Incentive Plan"), any individual who serves as a member of Wickes Board of Directors can be granted (either alone or in tandem) stock options, stock appreciation rights, restricted shares, performance shares or performance units. A total number of 75,000 shares are reserved for issuance for such purposes under the Wickes Director Incentive Plan. In addition, shares may also be issued to Wickes' Directors who elect to receive share in lieu of fees.

The Wickes Director Incentive Plan is administered by the Wickes Compensation and Benefits Committee of the Board of Directors, which must consist of not less than two members of the Wickes Board of Directors.

Stock Options. The Wickes Director Incentive Plan provides for the automatic grant to each director who is not an employee of Wickes (other than Messrs. Carneal and Shaw for years prior to 2003) of an option to acquire 1,000 shares of Wickes' Common Stock on January 1, of each year. Accordingly, options for 1,000 shares with an exercise price of $4.406 and $2.800 were issued in January 2001 and January 2002, respectively, to eligible directors. The Wickes Director Incentive Plan also provides for discretionary stock option grants on terms prescribed by the Compensation and Benefits Committee, provided that the exercise price of such options may be not less than the fair market value of Wickes Voting Common Stock on the date of the grant.

Election to Receive Shares in Lieu of Fees. Under the Wickes Director Incentive Plan, directors may make an annual irrevocable election to receive up to 100% of their annual retainer and committee fees, which are payable quarterly, in the form of stock. Such election must be made in writing prior to July 1 in the year prior to the year for which the election is made, and shares will be issued on January 1, April 1, July 1 and October 1 of each year. Shares so received may not be sold, assigned, transferred, pledged or otherwise encumbered while the director is serving on the Board and until the later of (i) three months from the last date that the Director Participant served as a director of Wickes and
(ii) six months from the date of purchase of such Shares.

Wickes 1993 Long-Term Incentive Plan - The 1993 Long-Term Incentive Plan (the "Wickes Incentive Plan") consists of two separate sub-plans, the "Wickes Inc. Non-Director Employee Incentive Sub-Plan" (the "Non-Director Sub-Plan") and the "Wickes Inc. Employee-Director Incentive Sub-Plan" (the "Employee-Director Sub-Plan"), each of which is administered by the Compensation and Benefits Committee, which must continue to consist of not less than two members of the Wickes Board of Directors. The members of the Compensation and Benefits Committee are not eligible to receive Awards under the Incentive Plan. The Compensation and Benefits Committee has authority to administer the Incentive Plan and to determine participants, awards and terms and conditions of awards, including, in its sole discretion, the establishment of annual financial and performance goals of Wickes, which will be considered in determining awards. A maximum of 50,000 shares of Wickes Common Stock may be the subject of award grants to any participant in any calendar year.

Awards under the Non-Director Sub-Plan may be granted only to any employee of Wickes or any Related Entity (as defined in the Incentive Plan) whom the Compensation and Benefits Committee identifies as having a direct and significant effect on the performance of Wickes or such Related Entity. Members of the Board of Directors of Wickes are ineligible to receive Awards under the Non-Director Sub-Plan.

Awards under the Employee-Director Sub-Plan may be granted only to any employee of Wickes or any Related Entity who serves as a member of the Board of Directors of Wickes.

A total of 835,000 shares are reserve for issuance under the Incentive Plan. Approximately 3,800 employees of Wickes are currently eligible to participate in the Incentive Plan.

Stock Options. Under the Wickes Incentive Plan, key employees are eligible to received "incentive stock options" ("incentive options") qualifying under
Section 422 of the Internal Revenue Code or "non-qualified options" which do not qualify under Section 422 of the Code ("non-qualified options") to purchase shares of Wickes Common Stock. Options are exercisable at such time and on such terms as the Compensation and Benefits Committee determines, except that the exercise price of any option granted may not be less than the fair market value (110% of fair market value in the case of incentive stock options granted to holders of more than 10 percent of Wickes Common Stock) per share of Wickes Common Stock on the date of grant. No incentive options may be granted after ten years from the date of adoption of the plan. Subject to certain additional limitations, no option by its terms is exercisable after the expiration of 10 years (5 years in the case of incentive stock options granted to holders of more than 10 percent of Wickes Common Stock) from the date of grant, or such other period (in the case of non-qualified options) or such shorter period (in the case of incentive options) as the Compensation and Benefits Committee in its sole discretion may determine. Unless the Compensation and Benefits Committee determines otherwise, stock options are exercisable only if the holder is an officer or employee of the Company at the time of exercise (subject to certain grace periods). Stock options are not transferable, except by will and by the laws of descent and distribution. Options become exercisable as determined by the Compensation and Benefits Committee.

Subject to certain limitations in the case of incentive options, an optionee under the Incentive Plan must pay the full option price upon exercise of an option (i) in cash, (ii) with the consent of the Compensation and Benefits Committee, by delivering share of Wickes Common Stock already owned by such optionee (including shares to be received upon exercise of the option) and having a fair market value at least equal to the exercise price or (iii) in any combination of the foregoing. The Compensation and Benefits Committee may require the optionee to satisfy Wickes' federal tax withholding obligations with respect to the exercise of options by (a) additional withholding from the optionee's salary, (b) requiring the optionee to pay in cash, (c) reducing the number of shares of Wickes Common Stock to be issued or (d) other method selected by the Compensation and Benefits Committee.

Wickes Special Severance and Stay Incentive Bonus Plan - On November 25, 1997, the Compensation and Benefits Committee adopted the Special Severance and Stay Incentive Bonus Plan (the "Stay Plan"). The Stay Plan was amended in February 2001 to extend the covered period through December 31, 2001. The Stay Plan was implemented in order to provide Wickes with the ability to retain selected key employees during Wickes' consideration and implementation of strategic and operational alternatives.

Prior to January 1, 2002, the Stay Plan consisted of two types of awards: special severance awards and stay incentive bonuses. Special severance bonuses were payable to participants whose employment was terminated by Wickes during the covered period other than for cause of disability (a "Severance Bonus"). Stay incentive bonuses (each, a "Stay Bonus") were payable to participants who remained a Wickes employee through any Group Transfer (as defined).

In January 2002, the Board of Directors Compensation and Benefits Committee elected not to extend the portions of the Stay Plan providing for a Severance Bonus and elected to extend the portions of the Stay Plan providing for a Stay Bonus to cover the period through December 31, 2002. The plan has been re-titled as the "Stay Incentive Bonus Plan".

At March 31, 2002, seven of Wickes' current employees have been selected by the Compensation and Benefit Committee to participate in the Stay Plan. The bonus percentage of Mr. Wilson under the Stay Plan is 200% and that of Messrs. Frank, Finkenstaedt, Hopwood and O'Grady is 100% of base compensation as described in the Stay Plan.

Riverside 401 (k) Plan - The Company has in effect a savings and retirement plan (the "Company's 401(k) Plan"). All of the Company's employees who are at least 21 years of age and have met certain service requirements are eligible to participate in the Company's 401(k) Plan. The Company's 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code, and has a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. Under the Company's 401(k) Plan's cash or deferred arrangement, each eligible employee may elect to make before tax contributions of from 1% to 10% of his or her gross pay. The Company currently matches 50% of the first 6% of an employee's contributions.

Buildscape 401 (k) Plan - Buildscape has in effect a savings and retirement plan (the "Buildscape 401(k) Plan"). All employees of Buildscape who are at least 21 years of age and have met certain service requirements are eligible to participate in the Buildscape's 401(k) Plan. Buildscape's 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code, and has a cash or deferred arrangement intended to qualify under Section 401(k) of the Code. Under the Buildscape's 401(k) Plan's cash or deferred arrangement, each eligible employee may elect to make before tax contributions of from 1% to 15% of his or her gross pay. Buildscape currently matches 50% of the first 6% of an employee's contributions.

Wickes 401(k) Plan - Wickes has in effect a savings and retirement plan (the "Wickes 401(k) Plan"). All employees who are at least 18 years of age and have met certain service requirements are eligible to participate in the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code, and has a cash or deferred arrangement intended to qualify under
Section 401(k) of the Code. Under the 401(k) Plan's cash or deferred arrangement, each non highly compensated eligible employee may elect to make before-tax contributions of from 2% to 15% of his or her gross pay or after-tax contributions of from 1% to 15% of gross pay, subject to an aggregate limit of 15% of gross pay and certain statutory limitations. Highly compensated eligible employees (as defined by the Code) are limited to from 2% to 8% of his or her before-tax contributions or after-tax contributions from 1% to 15% of gross pay, subject to an aggregate limit of 15% of gross pay and certain statutory limitations. Wickes currently matches 50% of the first 5% of an employee's contribution. Certain long-time employees are entitled to receive an additional 1% or 3% of gross pay. Each participant invests his or her individual account in selected investment alternatives as directed by the trustee of the 401(k) Plan, including a fund that invests primarily in shares of Wickes Common Stock. Wickes may in its discretion make a profit sharing contribution to the 401(k) Plan, which may be made in cash or in shares of Wickes' Common Stock. Wickes' Common Stock so contributed by Wickes does not become subject to the investment control of the participants until the calendar year following the date of contribution.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company, Wickes and Buildscape use an airplane owned by an affiliate of Mr. Wilson. The charges for use of the plane are billed at cost. In 2001, for use of the airplane this affiliate was paid approximately $16,620, $757,000 and $252,860 by the Company, Wickes and Buildscape, respectively. The Company previously established a reserve against a receivable from this affiliate related to salaries and expenses incurred in 1997 and prior years. Since 1998, the flight charges incurred by Riverside have been applied against the receivable reserve. At the end of 2001, the receivable balance, net of the remaining reserve of $319,000 was $93,395.

     For certain costs, including office space and overhead; business services (such as Internet connectivity and telephone service); human resources and accounting, the Company and Buildscape have entered into a shared services agreement. This agreement allocates expenses to Buildscape based on its proportioned usage. The Company received $441,000 for these services in 2001. Also included in operations for 2001 is income related to software and editorial services provided by the Company to Buildscape of $344,000.

     The Company paid $30,000 for office services and furnishings provided by other affiliates of Mr. Wilson during 2001. At December 31, 2001, there was an intercompany balance of approximately $13,000 owed by these affiliates to the Company related to services provided between the companies in prior years.

     Additionally the Company received $9,500 in 2001 from a former affiliate of the Company for tax and accounting services.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon the Company's review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, each officer, director or beneficial holder of more than 10 percent of Riverside Common Stock filed on a timely basis the reports required under Section 16(a) of the Securities Exchange Act of 1934 during or with respect to 2001.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The graph below compares the performance of Riverside Common Stock with the NASDAQ Stock Market Index and a Peer Group Index (defined below), by showing the cumulative total return, through December 31, 2001, an investor would have received from investing $100 in each on December 31, 1996, and reinvesting all dividends received. The Peer Group Index includes the common stock of the following companies included on a list compiled by NASDAQ whose primary Standard Industrial Classification is Lumber and Other Building Materials: Buildiing Materials Holding Corporation, Wickes Inc. and Wolohan Lumber Co. This Peer Group Index has been weighted for market capitalization.





RIVERSIDE GROUP INC.

                                                                                                       % Peer Group
Peer Group Cumulative Total                            Weighted Cumulative Total Return                Market Cap
                                            ----------------------------------------------             ----------
Return

(Weighted Average by Market                  12/96   12/97    12/98   12/99    12/00    12/01          31-Dec-01
Value)

Peer Group Weighted Average:                   100    92.34   102.23    95.27    79.89  103.47


BUILDING MATLS HLDG CORP           BMHC     100.00    85.71   98.98    83.67    69.39    88.57           56.21%
WICKES INC COM                     WIKS     100.00    78.79  103.03   130.30   100.00    73.94           17.64%
WOLOHAN LMBR CO COM                WLHN     100.00   110.33  108.70   103.65    94.20   161.12           26.15%


                          REPORT OF THE AUDIT COMMITTEE


     The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

     In accordance with its written charter adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal year 2001, independent members of the Board served as audit committee members and discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer, Controller and independent auditors prior to public release.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls, accounting principles, the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

     The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's Consolidated Audited Financial Statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred in such recommendation.

                            John E. Donnelly, Chair
                            Edward C. Carey

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP ("D&T"), independent certified public accountants, has been selected by the Board of Directors and the Audit Committee of the Board of Directors to continue to serve the Company in that capacity for 2002.

     During 2001, audit professional services performed for and on behalf of the Company included the audit of the consolidated financial statements of the Company for the year ended December 31, 2001, and quarterly reviews of interim financial information as required by the Securities and Exchange Commission.

Principal Accounting Firm Fees


     Aggregate fees billed to the Company for the fiscal year ending December 31, 2001 by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"):

                  Audit fees.....................................      $77,000

                  Financial information Systems. ..................    $   --

                  Design and Implementation Fees.......................$   --

                  All Other Fees..................................     $   --


     WRITTEN CONSENT BY THE HOLDERS OF A MAJORITY OF THE SHARES HAS BEEN RECEIVED, EFFECTIVE AS OF JUNE 30, 2002, APPROVING THE APPOINTMENT OF DELOITTE & TOUCHE LLP, CERTIFIED PUBLIC ACCOUNTANTS, AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR 2002.


                                  OTHER MATTERS

     No other matters have been presented for consideration.


                              SHAREHOLDER PROPOSALS

     Proposals of shareholders submitted for inclusion in the proxy material to be distributed by the Company in connection with the annual meeting to be held in 2003 must be received by December 31, 2002.

     In addition, written notice of shareholder proposals (other than proposals submitted to the Company for inclusion in the proxy material) for consideration at the annual meeting to be held in 2003 must be received by the Company no later than March 16, 2003 in order to be considered timely. The persons designated as proxies by the Company in connection with the annual meeting to be held in 2003 will have discretionary voting authority with respect to any shareholder proposal of which the Company did not receive timely notice.

                                    FORM 10-K

     Upon written request, the Company will provide to each shareholder of record on April 30, 2002, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Request should be directed to the attention of Catherine J. Gray, Chief Financial Officer, Riverside Group, Inc., 7800 Belfort Parkway, Suite 100, Jacksonville, FL 32256.


                        EXPENSES OF INFORMATION STATEMENT

         The cost of distributing the Information Statement will be borne by the Company.




































Dated:  April 30, 2002

                                                                      Exhibit A


                         WRITTEN CONSENT OF SHAREHOLDERS
                              OF RIVERSIDE GROUP, INC.


     The undersigned, constituting a majority of the shareholders of Riverside Group, Inc., a Florida corporation (the "Corporation"), hereby adopt by this Written Consent in accordance with Section 607.0704 of the Florida Business Corporation Act, the following resolutions with the same force and effect as if they had been adopted at a duly convened meeting of shareholders:

     RESOLVED, that the following individuals be and hereby are elected to serve as directors of the Corporation until the next annual meeting of the shareholders or until their successors shall have been duly elected and qualified:

                  J. Steven Wilson
                  Edward M. Carey
                  Edward C. Carey
                  John E. Donnelly, and further

     RESOLVED,   that  the   appointment   of  Deloitte  &  Touche  LLP  as  the
Corporation's independent public accountants for the fiscal year ended December 31, 2002 be and hereby is ratified; and further

     RESOLVED, that all actions heretofore taken by any director or officer of the Corporation in connection with any matter referred to in the foregoing resolutions are hereby approved, ratified and confirmed in all respects; and further

     RESOLVED, that the directors and officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to take or cause to be taken all such further actions, to execute and deliver or cause to be executed and delivered all such further instruments, certificates, undertakings and documents, and to incur all such fees and expenses as in their judgement shall be necessary, appropriate or advisable in order to carry into effect the purpose and intent of any and all of the foregoing resolutions.

     This Written Consent may be executed in one or more counterparts, each of which shall constitute an original document, but all of which, taken together, shall constitute one instrument.

     This Written Consent, and the actions taken hereby, shall be effective as of June 30, 2002.

     IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of April 20, 2002.

         NAME OF SHAREHOLDER                                    NUMBER OF SHARES
         -------------------                                    ----------------

         /s/ J. Steven Wilson                                      2,725,415
         ---------------------                                     ---------
         April 20, 2002